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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        COMMISSION FILE NUMBER 2-15299

                               RAYCHEM CORPORATION

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             300 CONSTITUTION DRIVE
                          MENLO PARK, CALIFORNIA 94025
                                 (650) 361-3333

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE

            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE

         (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
               FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

         Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]          Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of records as of the certification or
notice date:                 one
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         Pursuant to the requirements of the Securities Exchange Act of 1934 Raychem Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: September 17, 1999   By: /s/ KAREN O. COTTLE
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                           Name: Karen O. Cottle      Title: Vice President,
                                 ------------------          General Counsel
                                                             and Secretary
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